The Tax-Exempt Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$ 112,451
Class B	$ 1,963
Class C	$ 4,183
Class F	$ 17,404
Total	$ 136,001
Class R-5	$ 2,305
Total	$138,306

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$ 0.2522
Class B	$ 0.2061
Class C	$ 0.2031
Class F	$ 0.2474
Class R-5	$ 0.2627

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	466,689
Class B	9,477
Class C	22,238
Class F	74,584
Total	572,988
Class R-5	8,852
Total	8,852

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$ 11.79
Class B	$ 11.79
Class C	$ 11.79
Class F	$ 11.79
Class R-5	$ 11.79